EXHIBIT 99.1
Press release dated January 14, 2008
GeoGlobal Signs Assignment and Option Agreements with
GSPC Relating to Egypt Exploration Blocks

Calgary, Alberta, Canada, January 14, 2008 – GeoGlobal Resources Inc. (Amex: GGR) today announced that it has assigned to Gujarat State Petroleum Corporation (GSPC) all its rights to receive a 30% participating interest in two exploration blocks awarded by the Arab Republic of Egypt in exchange for an option exercisable on or before April 30, 2008 to reacquire all or a portion of those rights.

GeoGlobal’s rights in the two exploration blocks arise out of a July 2006 joint study and bid agreement with GSPC and Alkor Petroo Limited to participate in the Egyptian government’s bid solicitation process related to six exploration blocks. The bid partners subsequently bid and won the right to explore two of the blocks, GANOPE Block 8 onshore (also known as South Diyur) and E-GAS Block 6 offshore (also known as N. Hap’y).

GeoGlobal previously provided GSPC with non-refundable bank guarantees totaling US$1.17 million, approximately 2% of GeoGlobal’s share of the joint bidders’ total financial commitments for conducting the first exploration phase on the two exploration blocks.

In the event GeoGlobal exercises the option, it will be required to pay to GSPC its pro rata share of all costs and expenses from the effective date of the option agreement (December 31, 2007).  GeoGlobal will also have to provide to GSPC bank guarantees equal to the remaining 98%, based upon GeoGlobal’s share of the rights it elects to reacquire, of the total financial commitment for conducting the first exploration phase on the two exploration blocks.  If GeoGlobal elected to participate to the full 30%, these additional bank guarantees would amount to approximately US$56.4 million.  In addition to the non-refundable US$1.17 million of bank guarantees, GeoGlobal’s oil and gas assets included approximately US$2.4 million relating to its interests in the two exploration blocks which will be carried forward as an investment in the option pending GeoGlobal’s determination whether it will exercise any portion of the option.

“We believe that the assignment and option strategy is a prudent method of retaining the potential upside of these interesting and prospective exploration blocks,” said Jean P. Roy, President & CEO, GeoGlobal Resources Inc. “We intend to continue to make a further internal evaluation of the blocks in an effort to arrive at a final decision regarding our further participation.”

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company which, through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise and Rajasthan basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company’s forward looking statements include, among others, its statements and estimates as to
•  the likelihood that recoverable hydrocarbon reserves may exist in the geographic areas in which the Company has an interest and the quantity, if any, of those reserves and when, if ever, the Company may realize revenues from any reserves that are established ,
•  the cost and likelihood of success of the parties in fulfilling the work commitments under the production sharing contracts to which the Company is a party,
•  the timing of activities under the production sharing contracts and the ability of the related work commitments to be fulfilled and completed within the times contemplated by the productions sharing contracts,
•  the availability of drilling rigs, personnel and other services and equipment at acceptable and reasonable prices to fulfill the work commitments,
•  the ability of those drilling rigs to perform to meet expectations in the temperature, pressure and depth conditions to which they are subjected,
•  the ability of the operator under the production sharing contracts to complete successful wells and to market and deliver any hydrocarbons produced,
•  the availability of funds in the amounts required and at the times required to fulfill the Company’s participation interest obligations in pursuing these exploration activities and the Company’s ability to obtain in a timely manner all required consents, waivers and extensions from the DGH or GOI as and when required to maintain compliance with the Company’s PSCs, and
•  whether the Company will elect the exercise any portion of its option relating to the Egyptian exploration blocks or forfeit and write off its interest in those blocks  .

There can be no assurance as to the outcome of these activities that are described as forward looking. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercially productive success of any of its wells, all of which involve risks and uncertainties. The exploration blocks in which the Company has an interest are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company and its investors. Additional risks and uncertainties may arise out of seeking to do business overseas where political and other world events may disrupt the Company's plans, intentions and expectations. There can be no assurance that GSPC may not be successful in its efforts to obtain payment from the Company on account of exploration costs it has expended on the KG Offshore Block for which it asserts the Company is liable or that efforts to resolve the differences between the Company and GSPC relating to this issue can be resolved amicably . The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest. The Company’s PSCs relating to its India exploration blocks provide that by the end of the first phase of the exploration phases the contracting parties shall have fulfilled certain specified minimum work commitments. The PSCs also have provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract. This failure to timely complete the minimum work commitment may be deemed to constitute such a breach. The termination of a PSC by the GOI would result in the loss of the Company’s interest in the PSC other than contract areas of the PSC determined to encompass "commercial discoveries". The Company’s PSCs for the KG Offshore Block and the Sanand/Miroli Block, where phase one minimum work commitments were not timely fulfilled, have not been determined to encompass commercial discoveries. In the event a PSC is terminated by the GOI, or in the event the work program is not fulfilled by the end of the relevant exploration phase, the PSC provides that each party to the PSC is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase. Although GSPC, on behalf of the contracting parties, is seeking relief under GOI procedures from the consequences of failure to timely complete these minimum work commitments, there can be no assurance that these efforts will be successful in that regard. Additional important risk factors are described in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-Q and 10-QSB. The filings may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Martti Kangas, Sr. VP, Investor Relations
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x243 Fax: +1 416 815-0080 Email: mkangas@equicomgroup.com